UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2018

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14023 Denver West Parkway, Building 64 Golden, CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                   Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On November 5, 2018 (the “Amendment Effective Date”), ANGI Homeservices Inc. (the “Company) amended and restated its Credit Agreement, dated as of November 1, 2017, by and among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended and restated, the “ANGI Credit Agreement”). The ANGI Credit Agreement amends the terms of the existing term loan facility (the “Term Loan Facility”) and provides for a new five-year $250 million revolving facility (the “Revolving Facility”). The proceeds of any loans made under the ANGI Credit Agreement can be used for general corporate purposes.

Borrowings under the Term Loan Facility and Revolving Facility bear interest, at the option of the Company, at either (a) a base rate or (b) LIBOR, in each case plus an applicable margin. The applicable margin is a percentage (i) from 0.50% to 1.25% for loans bearing interest at the base rate and (ii) from 1.50% to 2.25% for LIBOR loans, with the applicable margin in each instance depending on the consolidated net leverage ratio of the Company. The Term Loan Facility will mature in five years from the Amendment Effective Date and will require quarterly amortization payments of 1.25% of the original principal amount thereof as of November 1, 2017 in the first three years from the Amendment Effective Date, 2.5% of such original principal amount in the fourth year from the Amendment Effective Date and 3.75% of such original principal amount thereafter. The Term Loan Facility provides for asset sale and event of loss prepayment requirements, in each case subject to certain exceptions.

Obligations under the ANGI Credit Agreement, including those under the Term Loan Facility, are guaranteed by certain of the Company’s subsidiaries (the “Subsidiary Guarantors”), and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, subject to certain exceptions.

The ANGI Credit Agreement contains a number of covenants that restrict the ability of the Company and its restricted subsidiaries to take specified actions, including, among other things and subject to certain exceptions: (i) creating liens; (ii) incurring indebtedness; (iii) making investments and acquisitions; (iv) engaging in mergers, dissolutions and other fundamental changes; (v) making dispositions; (vi) making restricted payments, including dividends and certain prepayments of junior debt; (vii) consummating transactions with affiliates; (viii) entering into sale-leaseback transactions; (ix) placing restrictions on distributions from subsidiaries; and (x) changing their fiscal year. The ANGI Credit Agreement also contains customary affirmative covenants and events of default.

Under the ANGI Credit Agreement, the Company is required to maintain (i) a consolidated net leverage ratio of no greater than 4.50 to 1.00 and (ii) an interest coverage ratio of not less than 2.00 to 1.00, in each case as of the end of each fiscal quarter for which (i) the amount of obligations outstanding under the Revolving Facility or the Term Loan Facility is equal to or greater than $1.00 or (ii) the outstanding face amount of undrawn letters of credit, excluding certain cash collateralized letters of credit, exceeds $15,000,000.

The foregoing summary of the ANGI Credit Agreement is qualified in its entirety by reference to the ANGI Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                   Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)                              Exhibits.  See Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of November 5, 2018, by and among ANGI Homeservices Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

By:	/s/ Glenn H. Schiffman
Name:	Glenn H. Schiffman
Title:	Chief Financial Officer

Date: November 9, 2018